BG Staffing, Inc. Declares $0.30 Per Share
Quarterly Cash Dividend

PLANO, Texas – (October 26, 2018) – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced that its Board of Directors has declared a quarterly cash dividend of $0.30 per share of common stock.

The dividend is payable on November 13, 2018 to all shareholders of record as of the close of business on November 5, 2018.

This is the 16th consecutive dividend BG Staffing has paid to holders of common stock. Based on yesterday’s closing price of the Company’s common stock, the annualized yield is approximately 5%.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands achieving scalable growth. The Company was ranked as the 59th largest U.S. staffing company and the 45th largest IT staffing firm in 2018 by Staffing Industry Analysts. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BG Staffing’s portfolio of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to candidates and customers while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com